Exhibit 99.1

Royal Gold Expands and Extends Revolving Credit Facility

DENVER, COLORADO. MAY 30, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced that it has amended and restated its revolving credit facility (“Revolver”) to provide maximum availability of $350 million, and to extend the maturity date to May 30, 2017. The Revolver is provided by HSBC Bank USA, National Association, The Bank of Nova Scotia, and Goldman Sachs Bank USA.

Key modifications to the Revolver include: 1) an increase in the maximum principal balance from $225 million to $350 million; 2) the addition of an accordion feature permitting Royal Gold to increase the availability under the Revolver at any time by up to an aggregate of $50 million, with no amendments or additional fees, upon the satisfaction of certain conditions including obtaining commitments from the banks to participate; and 3) an extension of the final maturity date from February 2014 to May 30, 2017. There are no changes to the commitment fee of 0.375% or the current interest rate on the Revolver of LIBOR plus 1.75%.

Tony Jensen commented, “The amended Revolver reflects the growth Royal Gold has achieved. The increased size and expanded term of the Revolver provides us with enhanced liquidity and financial flexibility, positioning us well for future opportunities.”

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 193 properties on six continents, including interests on 39 producing mines and 25 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504